Second Amendment to Mirage Resorts, Incorporated
                Directors' Deferred Fee Plan

WHEREAS, Mirage Resorts, Incorporated maintains a Directors'
Deferred Fee Plan effective as of February 1, 1997, as amended by a First Amendment thereto effective as of February 28, 1997 (as so amended, the "Deferred Fee Plan");
and

WHEREAS, the Board of Directors desires to amend the terms of the Deferred Fee Plan in certain respects as permitted by Section 8.4 of the Deferred Fee Plan, without affecting in any manner the investment of amounts in Participants'
1997 Plan Year Subaccounts; and

WHEREAS, due to the delay resulting from implementation of the changes reflected herein, to date no Participant has elected or has been given the opportunity to elect to participate in the Deferred Fee Plan for the1998 Plan Year;

NOW,  THEREFORE, it is declared as follows:

     1.   Amended Definitions.  The following definitions in
Section 1 of the Deferred Fee Plan are amended to read as follows:

     "Election Date" shall mean (i) with respect to the first Plan Year, except as provided in clause (ii) of this definition, February 21, 1997; (ii) with respect to the first Plan Year, March 31, 1997, but only for Directors who did not elect to defer fees on or before February 21, 1997;
(iii) with respect to the 1998 Plan Year, February 20, 1998; and (iv) with respect to each subsequent Plan Year, December 1 of the immediately preceding Plan Year.

     "Plan Year" shall mean a calendar year; provided, however, that (i) the first Plan Year shall be a short year beginning, with respect to each Director, on March 1, 1997 (if such Director elected to defer fees on or before February 21, 1997), or on April 1, 1997 (if such Director did not elect to defer fees on or before February 21, 1997, but did so elect on or before March 31, 1997), and in each case ending on December 31, 1997 and (ii) the 1998 Plan Year shall be a short year beginning on March 1, 1998 and ending on December 31, 1998.

     2.        Amendment to Section 4.2.  Section 4.2 of the
Deferred Fee Plan is amended to read in its entirety as follows:

                            EXHIBIT 10(qqq)

          4.2 Percentage to be Deferred. For the initial Plan Year, a Director may elect to defer any percentage of Compensation not exceeding 25
          percent.   For the 1998 Plan Year, a Director may
          elect to defer any percentage of Compensation not exceeding 20 percent. For each subsequent Plan Year, a Director may elect to defer any percentage of Compensation not exceeding 15 percent.

     3.       Amendment to Section  4.4.  Section 4.4 of the
Deferred Fee Plan is amended to read in its entirety as follows:

          4.4 Investment Elections. Each Participant may specify that all of the Compensation to be deferred for any Plan Year shall be deemed to be invested in one (and only one) of the following options (the "Participant Options"):

          4.4.1 Fixed Rate. A fixed rate of seven percent per annum, compounded monthly (the "Fixed Rate
          Option").

          4.4.2 401(k) Investments. The average rate of return, calculated daily, of those investments selected by the Participant from among the investments to which participants in Mirage
          Resorts, Incorporated's Retirement Savings
          Voluntary Participation Plan adopted pursuant to
          Section 401(k) of the Code (the "401(k) Plan") from time to time are permitted to allocate salary deferrals (the "401(k) Plan Option").

          If a Participant fails to elect a Participant Option for the deferred Compensation for any Plan Year, or if a Participant has not made an election as among the 401(k) Plan Investments for any Plan Year, he or she shall be deemed to have elected the Fixed Rate Option with respect to the deferred Compensation for such Plan Year. If a Participant wishes to elect the 401(k) Plan Option for the deferred Compensation for any Plan Year, he or she shall file with the Committee an election, on a form provided by the Committee, designating the manner in which the Participant's deferred Compensation for such Plan Year is to be allocated as among the 401(k) Plan Investments. On or prior to the twentieth day of any calendar month, the Participant may change such designation as among the 401(k) Plan Investments, in 10% increments, by filing a new election on a form provided by the Committee. Such change shall be effective as of the first day of the following calendar month.
          The Participant Option elected for any part of the Compensation deferred by a Participant shall also apply to amounts credited as earnings on that part of the Compensation deferred.

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

     4.   Amendment to Section 4.5.  Section 4.5 of the
Deferred Fee Plan is amended to read in its entirety as follows:

           4.5 Change of Investment Election. On or prior to the twentieth day of any calendar month , a Participant may change the designation of the Participant Options, as between the Fixed Rate Option and the 401(k) Plan Option, with respect to all (but not less than all) of the amount of any one or more Plan Year Subaccounts of the Participant by filing with the Committee an election on a form provided by the Committee.
          Such change shall be effective as of the first day of the following calendar month. A Participant may change his or her investment election as among the 401(k) Plan Investments as provided in Section 4.4.2.

     5. Addition of Section 4.7. A new Section 4.7 is added to the Deferred Fee Plan as follows:

          4.7 1997 Plan Year Subaccount. Notwithstanding any other provision of this Plan, amounts in a Participant's 1997 Plan Year Subaccount shall continue to be invested in accordance with the Participant's investment election in effect on December 1, 1997, and such investment election may not be changed thereafter.

     6. Other Capitalized Terms. Except as otherwise expressly provided, all capitalized terms used herein shall have the meaning assigned to such terms in the Deferred Fee
Plan.

     7. Confirmation. In all other respects, the terms of the Deferred Fee Plan are hereby confirmed and shall remain in full force and effect.

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

          IN WITNESS     WHEREOF, Mirage Resorts,
Incorporated has caused this document to be executed by its duly authorized officer effective as of February 1, 1998.

                              MIRAGE RESORTS, INCORPORATED


                              DANIEL R. LEE
                              _____________________________
                              By:  Daniel R. Lee
                              Title:  Chief Financial
                                      Officer


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